                                                                     EXHIBIT 4.2

                                    AMENDMENT
                                     TO THE
                          EMPLOYEE STOCK PURCHASE PLAN
                                OF VALENTIS, INC.



       Pursuant to the authority reserved to the Board of Directors (the "Board") of Valentis, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), under Section 13(a) of the Company's Employee Stock Purchase Plan (the "Plan"), the Board hereby amends the Plan as follows:

       1. STOCK SUBJECT TO THE PLAN. The first sentence of Section 3 of the Plan is amended to read in its entirety as follows:

              "Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate four hundred thousand (400,000) shares of the Company's common stock (the "Common Stock")."

                               * * * * * * * * * *

       I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of Valentis, Inc., effective as of September 14, 2000, and was approved by the shareholders of the Company at the Annual Meeting of Shareholders on December 12, 2000, as required under applicable state and federal law.

       Executed on this 12th day of December, 2000.



                                    /s/ Alan C. Mendelson
                                    --------------------------------------------
                                    Alan C. Mendelson, Secretary


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